Press Release
BMP Sunstone Reports First Quarter 2008 Financial Results
–	Company Reports Record Revenue and Gross Margin Performance -
–	Revenue Increased 218% Year Over Year to $18.1 million -
–	42.7% Gross Margin Reached in 1Q 2008 -
PLYMOUTH MEETING, Penn., May 19 /Xinhua-PRNewswire-FirstCall/ — BMP Sunstone Corporation (Nasdaq: BJGP) (“BMP Sunstone” or the “Company”), today announced its financial results from the first quarter of 2008. The Company intends to file its Form 10Q today.

     Key Highlights from the First Quarter of 2008 include:
–	Revenue increased 218% year over year to $18.1 million from $5.7 million in 1Q07

–	Gross profit increased to $7.7 million from $654,000 in 1Q07

–	Gross margin increased to 42.7% from 11.5% in 1Q07

–	Adjusted EBITDA improves to $1,523,000 from a loss of $1.4 million in 1Q07
David Gao, Chief Executive Officer of BMP Sunstone, stated, “Our first quarter 2008 financial results are the strongest achieved in our Company’s history and reflect the initial revenue and gross margin contributions from Sunstone. Our growing licensed products business also drove gross margin improvements and we are excited about the increasing presence we are realizing at BMP China.”
Gao continued, “Through the Sunstone acquisition, we significantly enhanced our product offering with two of China’s leading healthcare brands in therapeutic areas that we believe are extremely compelling: pediatrics and women’s health. We also expanded our distribution reach into more than 50,000 retail pharmacies in China. With a stronger brand portfolio and a materially larger retail presence, we remain dedicated to realizing synergies across our organization in 2008 and beyond.”
Revenue for the first quarter of 2008 was $18.1 million, as compared to $5.7 million in the first quarter of 2007. OTC sales, which reflect Sunstone revenues, were included in the period from February 18, 2008 to the end of the quarter, and contributed $9.5 million. Revenue from licensed products was $1.2 million in the first quarter of 2008 as compared to $406,000 in the first quarter of 2007. Revenue from distribution was $7.4 million in the first quarter of 2008 compared to $5.3 million in the comparable period of 2007.
Gross profit increased to $7.7 million from $654,000 in the first quarter of 2007. This reflects a gross margin of 42.7%, which is a substantial increase year over year from 11.5% in the first quarter of 2007. The increase in gross margins was due to Sunstone revenue contributions as well as increased licensed products sales, both of which carry a higher gross margin than distribution revenue. Gross profit includes a one time non-cash adjustment of $609,000 related to amortization on the fair value inventory for the Sunstone acquisition. Excluding this adjustment, gross profit margin would have been 46.1%.
Loss from operations improved to $1.4 million from $1.8 million in the first quarter of 2007. Operating expense increases included Sunstone-related general and administrative expenses, as well as costs related to additional senior management, administrative and corporate staff in China. General and administration expenses increased 70% to $3.2 million in the first quarter of 2008 from $1.9 million in the first quarter of 2007. Excluding the $609,000 purchase accounting adjustment in cost of sales, described above, the loss from operations improved to $787,000 from a loss of $1.8 million in the prior year period.
Adjusted EBITDA in the first quarter of 2008 was $1,523,000, which excludes the impact of $563,000 of stock compensation expense, $977,000 of amortization debt discount and issuance costs, $802,000 of interest expense, $609,000 of amortization of fair value inventory for the Sunstone acquisition, and $470,000 of amortization for the Sunstone acquisition. The Company incurs significant non-cash charges for depreciation, amortization and stock compensation expense that may not reflect the Company’s operating performance and ability to generate cash flow from operations. Management believes that adjusted EBITDA is a worthwhile indicator of the Company’s financial performance. Adjusted EBITDA is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission (SEC) regulations. A reconciliation of Adjusted EBITDA to net income is included in a table at the end of this press release.
Net loss was $2.5 million, or ($0.07) per diluted share. On a pro forma basis, assuming the Sunstone acquisition was completed on January 1, 2008, revenues would be $26.8 million, net loss would be ($1.4) million and EPS would be ($0.04) in the first quarter of 2008.
Balance Sheet
As of March 31, 2008, the Company had cash and cash equivalents as well as bills receivable totaling $22.8 million. This compares to $22.8 million as of December 31, 2007. The Company had long-term debt of approximately $22.5 million as of March 31, 2008.
Business Update
On May 6, 2008, the clinical trial application for Enablex was officially accepted by China’s State Food & Drug Administration. The clinical trial application acceptance is a key requirement to pursuing the clinical trial and an integral step toward the completion of the Enablex commercialization process in China.
Financial Outlook
The Company continues to expect to reach revenue of at least $96.0 million in the full year 2008, with a corresponding net loss of roughly $3.0 million, or $0.07 per share, based on 39.5 million shares outstanding. This financial guidance includes the impact of approximately $9.0 million of non-cash expenses through the year, including but not limited to the amortization of the debt discount on the Company’s long term debt financing as well as stock compensation expenses. The Company’s financial guidance excludes any pending acquisitions.
Mr. Gao concluded, “Creating cost synergies across our organization remains a top priority for the future and we also remain committed to our long-term goal to be one of China’s leading specialty pharmaceutical companies.”
Conference Call
The Company will hold a conference call on May 19, 2008, at 8:00 am ET to discuss fiscal first quarter 2008 results. Listeners may access the call by dialing 1-888-680-0865 or 1-617-213-4853 for international callers, access code: 87528378. A webcast will also be available through BMP Sunstone’s website at http://www.bmpsunstone.com . A replay of the call will be available through May 26, 2008. Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 25780211.
Also note that pre-registration is available to expedite access to the call. Please visit:
https://www.theconferencingservice.com/prereg/key.process?key=PHRGJ6Y4B .
About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China and is pursuing partnerships with other companies seeking to enter the Chinese pharmaceutical market. It is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis, clinical trial management, product registration, market research, as well as pharmaceutical marketing and distribution. The Company provides distribution services for a wide range of products, including Western medicines, traditional Chinese medicines, bio-chemical medicines, medical applications, branded generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipments. BMP Sunstone’s proprietary portfolio primarily focuses on women’s health and pediatrics. The Company is headquartered in Plymouth Meeting, Pennsylvania.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements about our acquisitions, joint ventures and management team being able to generate successful results for 2008 and any information regarding guidance for our results for future periods. These statements are subject to uncertainties and risks including, but not limited to, our ability to generate additional revenue, control our expenses and take advantage of synergies between our various subsidiaries and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
BMP SUNSTONE CORPORATION
CONSOLIDATED BALANCE SHEET
($ in thousands)

	March 31,	December 31,
	2008	2007
Assets
Current Assets:
Cash and Cash Equivalents	$8,398	$22,837
Restricted Cash	1,297	1,297
Accounts Receivable, net of allowance for doubtful accounts of $50 and $44, respectively	27,821	11,707
Inventory, net of allowance for obsolescence of $0	7,581	2,897
Bills Receivable	14,386	—
Note Receivable	659	659
Due from Related Party	2,169	—
Other Receivables	1,499	720
VAT Receivable	870	828
Prepaid Expenses and Other Current Assets	4,748	2,444
Total Current Assets	69,428	43,389
Restricted Cash	—	—
Property and Equipment, Net	23,355	745
Investment in Hong Kong Health Care	—	33,126
Investments at cost	142	137
Investment in Alliance BMP	15,093	—
Goodwill	65,953	—
Other Assets	923	3,053
Intangible Assets, net of accumulated amortization	43,697	473
Total Assets	$218,591	$80,923

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable	$4,871	$117
Accounts Payable	13,972	8,784
Deferred Revenue	1,725	151
Due to Related Parties	4,656	—
Accrued Expenses	19,234	3,952
Total Current Liabilities	44,458	13,004

	March 31,	December 31,
	2008	2007
Long-term debt, net of debt discount	22,525	18,910
Deferred Taxes	10,934	—
Total Liabilities	77,917	31,914

Stockholders’ Equity:
Common stock, $0.001 par value; 75,000,000 shares authorized 39,462,026 and 31,240,913 shares are issued and outstanding at March 31, 2008 and December 31, 2007	39	31
Additional Paid in Capital	156,317	66,123
Common Stock Warrants	9,156	9,747
Accumulated Deficit	(30,078)	(27,600)
Accumulated Other Comprehensive Income	5,240	708
Total Stockholders’ Equity	140,674	49,009
Total Liabilities and Stockholders’ Equity	$218,591	$80,923
BMP SUNSTONE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share amounts)

	Quarter Ended March 31,
	2008	2007
Revenues
Third Parties	$17,298	$5,685
Related Parties	791	—
Total Revenues	18,089	5,685
Cost of Goods Sold	10,368	5,031
Gross Margin	7,721	654
Sales and Marketing Expenses	5,961	614
General and Administration Expenses	3,156	1,859
Total Operating Expenses	9,117	2,473
Loss From Operations	(1,396)	(1,819)
Other Income (Expense):
Interest Income	48	150
Interest Expense	(1,569)	(19)
Debt Issuance Cost Amortization	(210)	—
Equity Method Investment Income	996	—
Total Other (Expense) Income	(735)	131
Loss Before Provision for Income Taxes	(2,131)	(1,688)
Provision for Income Taxes	347	—
Net Loss	$(2,478)	$(1,688)
Basic and Fully-Diluted Loss Per Share	$(0.07)	$(0.06)
Basic and Fully-Diluted Weighted - average Shares Outstanding	35,096	26,588

BMP SUNSTONE CORPORATION
ADJUSTED EBITDA
($ in thousands except per share amounts)

	Quarter Ended March 31,
	2008	2007
Adjusted EBITDA	$1,523	$(1,413)
Adjustment: FAS123R	563	316
EBITDA	960	(1,729)

EBITDA Reconciliation to GAAP Net Loss:
Interest Income	(48)	(150)
Interest Expense	802	19
Income Taxes	347	—
Depreciation	257	26
Amortization of intangibles and fair value of inventory increase	1,103	64
Amortization of debt discount and debt issuance costs	977	—
Net Loss	$(2,478)	$(1,688)
For more information, please contact:
BMP Sunstone Corporation
Fred M. Powell
Chief Financial Officer
Tel: +1-610-940-1675